Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
KAISER ALUMINUM CORPORATION
     The undersigned, John M. Donnan, certifies that he is the Vice President, Secretary and General Counsel of Kaiser Aluminum Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”), and does hereby further certify as follows:
     1. The name of the Company is Kaiser Aluminum Corporation. The Company was originally incorporated under the name “KaiserTech Limited”. The Certificate of Incorporation of the Company was originally filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) on February 20, 1987, was restated by the Restated Certificate of Incorporation filed with the Delaware Secretary of State on February 9, 1988, was restated by the Restated Certificate of Incorporation filed with the Delaware Secretary of State on December 16, 1988, was restated by the Restated Certificate of Incorporation filed with the Delaware Secretary of State on September 28, 1989, was amended by the Amendment of the Restated Certificate of Incorporation filed with the Delaware Secretary of State on November 20, 1990, was restated by the Restated Certificate of Incorporation filed with the Delaware Secretary of State on February 22, 1991, was amended by the Certificate of Amendment of the Restated Certificate of Incorporation filed with the Delaware Secretary of State on January 11, 2000, and was restated by the Restated Certificate of Incorporation filed with the Delaware Secretary of State on February 22, 2000.
     2. This Amended and Restated Certificate of Incorporation of the Company has been duly adopted in accordance with the provisions of Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware (the “DGCL”). Provision for the making of this Amended and Restated Certificate of Incorporation is contained in the order of the United States Bankruptcy Court for the District of Delaware entered on February 6, 2006, confirming the Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates, as modified, filed pursuant to section 1121(a) of chapter 11 of title 11 of the United States Code, which confirmation order was affirmed by order of the United States District Court for the District of Delaware entered on May 11, 2006.
     3. This Amended and Restated Certificate of Incorporation has been duly executed and acknowledged by an officer of the Company designated in such order of the Bankruptcy Court in accordance with the provisions of Sections 242, 245 and 303 of the DGCL.
     4. The text of the certificate of incorporation of the Company is hereby amended and restated to read in its entirety as follows:
ARTICLE I
     The name of the corporation is Kaiser Aluminum Corporation (the “Company”).

ARTICLE II
     The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Company’s registered agent at such address is The Corporation Trust Company.
ARTICLE III
     The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV
     Section 1. Authorized Capital Stock. The total number of shares of capital stock that the Company is authorized to issue is 50,000,000 shares, consisting of 45,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 5,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). To the extent prohibited by Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), the Company will not issue nonvoting equity securities; provided, however the foregoing restriction will (a) have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Company, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.
     Section 2. Preferred Stock. The Preferred Stock may be issued in one or more series. The Board of Directors of the Company (the “Board”) is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences, rights and qualifications, limitations or restrictions of such series. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:
     (a) the number of shares of such series and the designation to distinguish the shares of such series from the shares of all other series;
     (b) the voting powers, if any, of the holders of such series and whether such voting powers are full or limited in such series;
     (c) the redemption provisions, if any, applicable to such series, including without limitation the redemption price or prices to be paid;
     (d) whether dividends on such series, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;
     (e) the rights of the holders of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

     (f) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;
     (g) the right, if any, of holders of such series to subscribe for or to purchase any securities of the Company or any other corporation or other entity;
     (h) the provisions, if any, of a sinking fund applicable to such series; and
     (i) any other relative, participating, optional or other special powers, preferences or rights of such series and qualifications, limitations or restrictions thereof;
all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a “Preferred Stock Designation”).
     Section 3. Common Stock. Subject to the rights of the holders of any series of Preferred Stock, each holder of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.
     Section 4. Transfer Restrictions.
     (a) 5% Ownership Limit.
               (1) Any attempted Transfer of Company Securities prior to the Restriction Release Date, or any attempted Transfer of Company Securities pursuant to an agreement entered into prior to the Restriction Release Date, will be prohibited and void ab initio if either (A) the transferor is a Five-Percent Shareholder or (B) as a result of such Transfer, either (1) any Person or group of Persons would become a Five-Percent Shareholder or (2) the Percentage Stock Ownership in the Company of any Five-Percent Shareholder would be increased; provided that this paragraph (a)(1) will not apply to, nor will any other provision in this Certificate of Incorporation prohibit, restrict or limit in any way, the issuance of Company Securities by the Company in accordance with the Chapter 11 Plan.
               (2) Paragraph (a)(1) of this Section 4 of Article IV will not apply to a 5% Transaction if:
     (A) the transferor or the transferee obtains the prior written approval of the Board;
     (B) in the case of a 5% Transaction by any holder of Company Securities other than the VEBA Trust, prior to the 5% Transaction the Board, upon written request of the transferor or transferee, determines, with such determination to be made in good faith and not to be unreasonably withheld or delayed, that such Transfer is a 5% Transaction (x) which, together with any 5% Transactions consummated by the holders of Company Securities (including without limitation the VEBA Trust) during the Testing Period, represent aggregate 5% Transactions involving Transfers of less than 45% of the Company Securities issued and outstanding at the time of Transfer and (y) which, together with any 5% Transactions consummated by the holders of Company Securities (including without limitation the VEBA Trust) during the Testing Period and all 5% Transactions that the VEBA Trust may consummate without breach of the Stock Transfer Restriction Agreement during the three years following the time of Transfer, represent, during any period of three consecutive years during the period consisting of the Testing Period and the three years thereafter, aggregate 5% Transactions involving Transfers of less than 45% of the Company Securities issued and outstanding at the time of Transfer; or
     (C) in the case of a 5% Transaction by the VEBA Trust, such 5% Transaction does not result in a breach of the Stock Transfer Restriction Agreement; provided that, contemporaneously with the 5% Transaction, the VEBA Trust delivers to the Board a written notice addressed to the Company setting forth the number and type of Company Securities involved in, and the date of, such 5% Transaction.
As a condition to granting any approval under clause (A) of this paragraph (a)(2) or in connection with making any determination under clause (B) of this paragraph (a)(2), the Board may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the transferor or the transferee, which counsel shall be reasonably acceptable to the Board, that the consummation of the proposed Transfer will not result in the application of any Section 382 limitation on the use of the Tax Benefits taking into account any and all other Transfers that have been consummated prior to receipt of the request relating to the proposed Transfer, any and all other proposed Transfers that have been approved by the Board prior to receipt of the request relating to the proposed Transfer and any and all other proposed Transfers for which the requests relating thereto have been received prior to receipt of the request relating to the proposed Transfer.
               (3) Each certificate representing Company Securities issued prior to the Restriction Release Date will contain the legend that refers to the restrictions set forth in this Section 4 of Article IV as follows:
“THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTIONS PURSUANT TO SECTION 4 OF ARTICLE IV OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF KAISER ALUMINUM CORPORATION. KAISER ALUMINUM CORPORATION WILL FURNISH A COPY OF ITS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO THE HOLDER OF RECORD OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”

     (b) Treatment of Excess Securities.
               (1) No employee or agent of the Company will record any Prohibited Transfer, and the Purported Transferee in any Prohibited Transfer will not be recognized as a stockholder of the Company for any purpose whatsoever in respect of the Excess Securities. The Purported Transferee of such Excess Securities will not be entitled with respect to such Excess Securities to any rights of stockholders of the Company, including without limitation the rights to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. If Excess Securities are subsequently acquired in a Transfer that is not a Prohibited Transfer, such Company Securities will cease to be Excess Securities. Any Transfer of Excess Securities not in accordance with the provisions of this paragraph (b) will also be a Prohibited Transfer.
               (2) If the Board determines that a Transfer of Company Securities constitutes a Prohibited Transfer, then, upon written demand by the Company, the Purported Transferee will transfer or cause to be transferred any certificate or other evidence of ownership of such Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to an Agent. The Agent will thereupon sell as promptly as practicable to a buyer or buyers, which may include the Company, the Excess Securities transferred to it in one or more arm’s-length transactions; provided, however, that (A) the Agent will effect such sales only if and when it can do so in transactions that do not constitute Prohibited Transfers and (B) the Agent will effect such sales in an orderly fashion and will not be required to effect any such sale within any specific time frame if, in the Agent’s business judgment, such sale would disrupt the market for the Company Securities or otherwise would adversely affect the value of the Company Securities. If the Purported Transferee has resold the Excess Securities before receiving the Company’s demand to surrender the Excess Securities to the Agent, the Purported Transferee will be deemed to have sold the Excess Securities for the Agent and will be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Company grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to paragraph (b)(3) of this Section 4 of Article IV if the Agent rather than the Purported Transferee had resold the Excess Securities.
               (3) Pending any sale by the Agent of Excess Securities in a transaction that does not constitute a Prohibited Transfer, the Agent will hold any Excess Securities as agent for, and for the benefit of, the Purported Transferor, subject to the Purported Transferee’s claim for reimbursement of its purchase price. Accordingly, with respect to any particular Excess Securities, the Agent will apply any proceeds of a sale by it of such Excess Securities, any dividends or distributions received by it from the Company with respect to such Excess Securities, any amounts received by it from the Purported Transferee in respect of Prohibited Distributions on such Excess Securities and, if the Purported Transferee had previously resold such Excess Securities, any amounts received by it from the Purported Transferee in respect of such previous sale, as follows:
     (A) first, to pay costs and expenses incurred by the Agent in connection with the Agent’s duties specified herein;

     (B) second, to pay to the Purported Transferee up to the lesser of (x) the amount paid by the Purported Transferee for the Excess Securities and (y) the Fair Market Value of the Excess Securities on the date of the Prohibited Transfer thereof, as shall be determined at the discretion of the Board; and
     (C) third, to pay any remaining amounts to the Purported Transferor.
The recourse of any Purported Transferee in respect of any Prohibited Transfer will be limited to the amount payable to the Purported Transferee pursuant to clause (B) of the preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 4 of Article IV inure to the benefit of the Company.
               (4) If the Purported Transferee fails to surrender the Excess Securities, Prohibited Distributions or the proceeds of a sale of Excess Securities to the Agent within 30 days from the date on which the Company makes a demand pursuant to paragraph (b)(2) of this Section 4 of Article IV, then the Company will use its best efforts to enforce the provisions hereof, including without limitation the institution of legal proceedings to compel the surrender.
               (5) The Company will make the demand described in paragraph (b)(2) of this Section 4 of Article IV within 30 days of the date on which the Board determines that the attempted Transfer would result in Excess Securities; provided, however, that if the Company makes such demand at a later date, the provisions of this Section 4 of Article IV will apply nonetheless.
          (c) Board Determinations. The Board will have the sole power to make determinations regarding compliance with this Section 4 of Article IV and any matters related thereto. The good faith determination of the Board on such matters will be conclusive and binding for all purposes of this Section 4 of Article IV. All determinations, approvals or other actions by the Board pursuant to this Section 4 of Article IV will require the affirmative vote of a majority of the total number of directors that the Company would have if there were no vacancies.
          (d) Definitions. As used in this Section 4 of Article IV, the following capitalized terms have the following meanings when used herein in with initial capital letters:
          (1) “5% Transaction” means any Transfer or attempted Transfer of Company Securities described in clause (A) or (B) of paragraph (a)(1) of this Section 4 of Article IV, subject to the proviso of such paragraph (a)(1).
          (2) “Agent” means an agent designated by the Board.
          (3) “Chapter 11 Plan” means the Joint Plan of Reorganization of the Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates filed pursuant to section 1121(a) of chapter 11 of title 11 of the United States Code and confirmed by an order of the United States Bankruptcy Court for the District of Delaware entered on February 6, 2006, which confirmation order was affirmed by order of the United States District Court for the District of Delaware entered on May 11, 2006.

          (4) “Code” means the Internal Revenue Code of 1986, as amended.
          (5) “Company Securities” means (a) shares of Common Stock, (b) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Code or any successor provision), (c) warrants, rights or options (including without limitation options within the meaning of Treasury Regulation § 1.382-4(d)(9) or any successor provision) to purchase stock of the Company, and (d) any other interest that would be treated as “stock” of the Company pursuant to Treasury Regulation § 1.382-2T(f)(18) or any successor provision.
          (6) “Effective Date” has the meaning set forth in Section 1 of Article VII of this Certificate of Incorporation.
          (7) “Excess Securities” means, with respect to any Prohibited Transfer, the Company Securities that are the subject of such Prohibited Transfer.
          (8) “Fair Market Value “ means, with respect to any Excess Securities, the closing price per share of such Excess Securities on the last trading day immediately preceding the Prohibited Transfer of such Excess Securities. The “closing price” for such purposes will be the last sale price, regular way, or, in case no such sale takes place on the relevant day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on a national securities exchange or, if the Excess Securities are not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices as reported by The Nasdaq Stock Market, Inc. or such other system then in use, or, if on any such date the Excess Securities are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Excess Securities selected by the Board. If the Excess Securities are not publicly held or not so listed or traded, or are not the subject of available bid and asked quotes, “Fair Market Value” will mean the fair value per Excess Share as determined in good faith by the Board.
          (9) “Five-Percent Shareholder” means a Person or group of Persons that is identified as a “5-percent shareholder” of the Company pursuant to Treasury Regulation § 1.382-2T(g); provided, however, that the Agent will not constitute a Five-Percent Shareholder.
          (10) “Percentage Stock Ownership” means percentage stock ownership interest as determined in accordance with Treasury Regulation §1.382-2T(g), (h), (j) and (k) or any successor provisions.
          (11) “Person” means any individual, partnership, corporation, limited liability company, association, joint venture, trust or other entity or association, including without limitation any governmental authority.

          (12) “Prohibited Distributions” means, with respect to any Prohibited Transfer, any dividends or distributions that were received by the Purported Transferee from the Company with respect to the Excess Securities.
          (13) “Prohibited Transfer” means any purported Transfer of Company Securities to the extent that such Transfer is prohibited and/or void under this Section 4 of Article IV.
          (14) “Purported Transferee” means, with respect to any Prohibited Transfer, the intended transferee in such Prohibited Transfer.
          (15) “Purported Transferor” means, with respect to any Prohibited Transfer, the Person who attempted to Transfer Company Securities in such Prohibited Transfer.
          (16) “Restriction Release Date” means the earliest of (a) the tenth anniversary of the Effective Date, (b) the repeal, amendment or modification of Section 382 in such a way as to render the Company and all of its direct or indirect subsidiaries no longer subject to the restrictions imposed by Section 382, (c) the beginning of a taxable year of the Company in which no Tax Benefits are currently available or will be available, (d) the determination by the Board that the provisions of this Section 4 of Article IV shall not apply, (e) a determination by the Board or the Internal Revenue Service that the Company is ineligible to use Section 382(l)(5) of the Code permitting full use of the Tax Benefits existing as of the Effective Date, and (f) an election by the Company for Section 382(l)(5) of the Code not to apply.
          (17) “Section 382” means Section 382 of the Code or any successor provision.
          (18) “Section 501(c)(3)” means Section 501(c)(3) of the Code or any successor provision.
          (19) “Stock Transfer Restriction Agreement” means the Stock Transfer Restriction Agreement, dated as of the Effective Date, between the Company and the VEBA Trust.
          (20) “Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers in existence as of the Effective Date, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382 in existence as of the Effective Date, of the Company or any direct or indirect subsidiary thereof.
          (21) “Testing Period” means, with respect to any 5% Transaction, the period ending on the date of consummation of such 5% Transaction and beginning on the later of (a) the date three years prior thereto and (b) the first day after the Effective Date.

          (22) “Transfer” means any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition, other than a sale, transfer, assignment, conveyance, pledge or other disposition to a wholly owned subsidiary of the transferor or, if the transferor is wholly owned by a Person, to a wholly owned subsidiary of such Person. Except for purposes of paragraph (d)(1) of this Section 4 of Article IV, a Transfer shall not include the issuance or transfer of an option (including without limitation an option within the meaning of Treasury Regulation § 1.382-4(d)(9) or any successor provision), unless at the time of such issuance or transfer, the option is treated as exercised under Section 382(l)(3)(A) of the Code (applying the rules in Treasury Regulation § 1.382-4(d)).
          (23) “VEBA Trust” means the trust that provides benefits for certain eligible retirees of Kaiser Aluminum & Chemical Corporation represented by the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC (formerly known as the United Steelworkers of America, AFL-CIO, CLC), the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America and its Local 1186, the International Association of Machinists and Aerospace Workers, the International Chemical Workers Union Council of the United Food & Commercial Workers and the Paper, Allied-Industrial, Chemical and Energy Workers International Union, AFL-CIO, CLC and their surviving spouses and eligible dependents.
ARTICLE V
     The Board may make, amend and repeal the Bylaws of the Company. Any Bylaw made by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such Bylaw so made or amended) or by the stockholders in the manner provided in the Bylaws of the Company. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation or the Bylaws to the contrary, Bylaws 1, 3, 8, 10, 11, 12, 13, and 38 may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the affirmative vote of the holders of at least 67% of the outstanding Voting Stock (as defined below), voting together as a single class. The Company may in its Bylaws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law. For the purposes of this Certificate of Incorporation, “Voting Stock” means stock of the Company of any class or series entitled to vote generally in the election of directors. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 67% of the outstanding Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provision inconsistent with, this Article V.
ARTICLE VI
     Subject to the rights of the holders of any series of Preferred Stock:
     (a) any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing of such stockholders; and
     (b) special meetings of stockholders of the Company may be called only by (i) the Chairman of the Board (the “Chairman”), (ii) the Chief Executive Officer of the Company, (iii) the President of the Company, or (iv) the Secretary of the Company within 10 calendar days after receipt of the written request of a majority of the total number of directors that the Company would have if there were no vacancies.
At any annual meeting or special meeting of stockholders of the Company, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Company. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 67% of the outstanding Voting Stock, voting together as a single class, will be required to amend or repeal, or adopt any provision inconsistent with, this Article VI.
ARTICLE VII
     Section 1. Number, Election and Terms of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, the number of the directors of the Company will not be less than three nor more than 16, will initially be fixed at 10, and may be changed from time to time in the manner described in the Bylaws of the Company. The directors, other than those who may be elected by the holders of any series of Preferred Stock, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. At any meeting of stockholders at which directors are to be elected, the number of directors elected may not exceed the greatest number of directors then in office in any class of directors. The directors first appointed to Class I will hold office for a term expiring at the first annual meeting of stockholders following July 6, 2006 (the “Effective Date”), the date on which the transactions contemplated by the Joint Plan of Reorganization of the Company, Kaiser Aluminum & Chemical Corporation and certain of their debtor affiliates filed pursuant to Section 1121(a) of the Bankruptcy Code and confirmed by an order of the United States Bankruptcy Court for the District of Delaware entered on February 6, 2006, which confirmation order was affirmed by order of the United States District Court for the District of Delaware entered on May 11, 2006; the directors first appointed to Class II will hold office for a term expiring at the second annual meeting of stockholders following the Effective Date; and the directors first appointed to Class III will hold office for a term expiring at the third annual meeting of stockholders following the Effective Date; the members of each class shall hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Company, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. In the event of any change in the number of directors, the Board shall apportion any newly-created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class; provided, however, that no such reduction may shorten the term of any incumbent director. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, directors may be elected by the stockholders only at an annual meeting of stockholders. Election of directors of the Company need not be by written ballot unless requested by the Chairman or the presiding officer of the meeting. If authorized by the Board, any requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.
     Section 2. Nomination of Director Candidates. Advance notice of stockholder nominations for the election of directors must be given in the manner provided in the Bylaws of the Company.
     Section 3. Newly Created Directorships and Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor has been elected and qualified. No decrease in the number of directors constituting the Board may shorten the term of any incumbent director.
     Section 4. Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, any director may be removed from office by the stockholders with or without cause only in the manner provided in this Section 4 of Article VII. At any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a director or directors is among the purposes of the meeting, the affirmative vote of the holders of at least 67% of the outstanding Voting Stock, voting together as a single class, may remove such director or directors with or without cause.
     Section 5. Amendment, Repeal, Etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 67% of the outstanding Voting Stock, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with, this Article VII.
ARTICLE VIII
     To the full extent permitted by the DGCL or any other applicable law currently or hereafter in effect, no director of the Company will be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Company. Any repeal or modification of this Article VIII will not adversely affect any right or protection of a director of the Company existing prior to such repeal or modification.

     The Board of Directors of the Company may renounce any interest or expectancy of the Company in, or in being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities–by line or type of business, by identity of the originator of any such business opportunity, by identity of the recipient of any such business opportunity, by periods of time, by geographical location or by other criteria–that are presented to the Company or one or more of its officers, directors or stockholders.
ARTICLE IX
     Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including without limitation service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including without limitation attorneys’ fees, judgments, fines, excise taxes assessed with respect to an employee benefit plan or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article IX with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.
     Section 2. Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article IX shall include the right to be paid by the Company the expenses (including without limitation attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL so requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including without limitation service with respect to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2 of Article IX or otherwise. The rights to indemnification and to the Advancement of Expenses conferred in Sections 1 and 2 of this Article IX shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

     Section 3. Right of Indemnitee to Bring Suit. If a claim under Section 1 or 2 of this Article IX is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (b) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Company (including without limitation the Board or the Company’s independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including without limitation the Board or the Company’s independent legal counsel or stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article IX or otherwise shall be on the Company.
     Section 4. Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, the Bylaws of the Company, any agreement, any vote of stockholders or disinterested directors or otherwise.
     Section 5. Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.
     Section 6. Indemnification of Employees and Agents of the Company. The Company may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the Advancement of Expenses to any employee or agent of the Company to the fullest extent of the provisions of this Article IX as if such employee or agent were a director or officer of the Company.

Signed this 6th day of July, 2006.

/s/ John M. Donnan

John M. Donnan, Vice President, Secretary
& General Counsel